UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 9, 2008

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Replacement Change of Control Employment Agreements

In connection with the Company’s review of its executive compensation arrangements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on September 9, 2008, the Personnel and Compensation Committee of the Board of Directors of The PNC Financial Services Group, Inc. (the “Company”) approved a form of Change of Control Employment Agreements to be entered into with each of the Company’s named executive officers (the “Replacement Agreements”).

In connection with entering into the Replacement Agreements, the Change in Control Severance Agreements described in the Company’s proxy statement for its annual meeting of shareholders dated March 28, 2008 (the “Prior Agreements”) will be terminated.

The Replacement Agreements generally provide for similar termination protections and severance pay and benefits as the Prior Agreements. However, the Replacement Agreements differ from the Prior Agreements in the following material respects:

(1) the Replacement Agreements eliminate or reduce some of the payments and benefits provided under the Prior Agreements,

(2) the Replacement Agreements are written as employment agreements, the terms of which become operative upon a change of control, instead of severance agreements, to provide greater specificity regarding the parties’ rights and obligations following a change of control,

(3) the Replacement Agreements modify the manner in which certain types of benefits are provided in order to comply with Section 409A of the Code, and

(4) the Replacement Agreements provide that the severance pay multiple will be reduced to one and one-half (1.5) when an executive attains age 65 instead of providing that the three-times severance pay multiple will be reduced to the number of years from the date of termination until the date the executive attains age 65 (with the agreement expiring when the executive reaches age 65) under the Prior Agreement.

Similar to the Prior Agreements, the Replacement Agreements provide for the following payments and benefits upon a qualifying termination of employment following a change of control:

•

A lump sum cash payment equal to the sum of: (1) accrued and unpaid amounts, (2) three times annual base salary and bonus (based on the applicable annual base salary and a percentage that averages the percentage of base salary that the executive’s bonus represented for the prior three years), (3) the target bonus for the fiscal year during which employment is terminated, (4) three years of Company matching amounts under the Company’s qualified and supplemental savings plans, and (5) three years of annual premium payments on group term life insurance policies;

•

Three years of continued access to coverage under the Company’s medical and dental insurance plans, subject to the executive paying the full monthly premium, with the Company paying the executive monthly an amount equal to the employer portion of the monthly premium; and

•	Three years of additional age and service credit and/or earnings credits for purposes of determining the executive’s benefits under the Company’s qualified and non-qualified pension plans.

Like the Prior Agreements, the Replacement Agreements provide each executive with an additional payment for any excise tax and related taxes on change of control payments or benefits that are considered “excess parachute payments” under the Code. Unlike the Prior Agreements, the Replacement Agreements only provide for this additional payment if the parachute value of all such payments exceeds 105% of the maximum amount that the executive could receive without being subject to the excise tax, and if this threshold is not met, the executive’s payments are cut back so that no excise tax is imposed.

Based on the same assumptions and compensation information used for purposes of calculating the payments of severance and benefits under the Prior Agreements for purposes of the Company’s proxy statement for its annual meeting of shareholders dated March 28, 2008, if the Replacement Agreements had been in place on December 31, 2007, the aggregate amount of the Total Benefits for the five named executive officers upon a qualifying termination following a change of control would have been decreased by $18.2 million as compared to the amounts shown under that heading in the table on page 71 of the annual meeting proxy statement, of which $11.0 million would represent a decrease in the aggregate amounts shown as Excise Tax Gross-Up.

Like the Prior Agreements, each of the Replacement Agreements prohibits the executive from using or disclosing any of the Company’s confidential business or technical information or trade secrets. The executive may also not employ or solicit any of the Company’s officers during the one-year period following termination.

The foregoing description of the Replacement Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Replacement Agreements, which is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The exhibit listed on the Exhibit Index accompanying this Form 8-K is filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: September 12, 2008	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller

EXHIBIT INDEX

Number	Description	Method of Filing
99.1	Form of Change of Control Employment Agreements	Filed herewith